                                                                 EXHIBIT 10.21.3

                      THIRD AMENDMENT TO AGREEMENT OF LEASE

     THIS THIRD AMENDMENT TO AGREEMENT OF LEASE (this "AMENDMENT") is made and entered into as of the 11th day of September, 2003, by and between LASALLE BANK NATIONAL ASSOCIATION, formerly known as LaSalle National Bank, as successor trustee to LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, as Trustee under that certain Trust Agreement dated March 1, 1984 and known as Trust No. 107701 ("LANDLORD") and STANDARD PARKING CORPORATION, F/K/A APCOA/STANDARD PARKING, INC., F/K/A APCOA, INC., a Delaware corporation ("TENANT").

                                    RECITALS:

     A. Landlord, or its predecessor in interest, and Tenant, or its predecessor in interest, are parties to that certain Agreement of Lease dated June 4, 1998, including Rider One, Rider Two and Rider Three incorporated therein by reference (the "ORIGINAL LEASE") pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, the "PREMISES" (as therein defined), in the property known as 900 North Michigan Building ("BUILDING") the address of which is 900 North Michigan Avenue, Chicago, Illinois 60611. The Original Lease was amended by that certain First Amendment to Agreement of Lease, dated May 1, 1999 (the "FIRST AMENDMENT"), and that certain Second Amendment to Agreement of Lease, dated July 27, 2000 (the "SECOND AMENDMENT"). The Original Lease as amended by the First Amendment and the Second Amendment is referred to herein as the "LEASE." The Term of the Lease (as therein defined) expires on September 30, 2008 (the "TERMINATION DATE").

     B. The Premises currently constitutes approximately 44,829 square feet of rentable area in the Building, of which approximately 24,246 rentable square feet thereof is located on the 16th floor of the Building (the "16TH FLOOR SPACE") and approximately 20,583 rentable square feet thereof is located on the 17th floor of the Building (the "17TH FLOOR SPACE").

     C. Tenant desires to reduce the size of the Premises by surrendering the 17th Floor Space and by adding an area located on the 10th floor of the Building (the "10TH FLOOR EXPANSION SPACE") constituting approximately 5,000 rentable square feet as shown on EXHIBIT A attached hereto.

     D. Tenant desires to extend the Term of the Lease for five (5) years, such that the Termination Date shall be extended from September 30, 2008 to September 30, 2013.

     E. The parties now desire to amend the Lease to provide for the reduction of the Premises, to extend the Term, and to make certain other modifications to the Lease in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

     1. TERM. Section 1 of the Lease shall be amended by extending the "TERMINATION DATE" for a period of five (5) years from September 30, 2008 to September 30, 2013.

     2.   PREMISES.

          2.1 As of December 1, 2003 (the "EFFECTIVE DATE"), the 10th Floor Expansion Space shall be added to the Premises and shall be deemed a part of the Premises. Therefore, as of the Effective Date, the Premises shall consist of approximately 49,829 square feet of rentable area, approximately 5,000 rentable square feet of which shall be located on the 10th floor of the Building.

          2.2 Tenant shall accept the 10th Floor Expansion Space in an "as is" condition without any allowance provided by Landlord. Tenant has been given the opportunity to inspect the 10th Floor Expansion Space, including but not limited to its physical condition and compliance with code and exiting requirements. Without limiting the generality of the foregoing, Tenant shall be fully responsible, at its sole cost and expense, for any alterations, improvements or additions to the 10th Floor Expansion Space. The making of any alterations, improvements or additions to the 10th Floor Expansion Space by Tenant shall fully comply with the terms and conditions set forth in the Lease, including but not limited to those provisions of
     Article 9 of the Lease.

          2.3 As of December 31, 2003 (the "SURRENDER DATE"), the 17th Floor Space shall be deemed surrendered by Tenant (the "SURRENDER") and shall no longer constitute a portion of the Premises. Therefore, as of the Surrender Date, the Premises shall consist of approximately 29,246 square feet of rentable area located on the 10th and 16th floors of the Building.

     3.   PARTIAL SURRENDER.

          3.1 In connection with the Surrender of the 17th Floor Space, Tenant shall: (i) vacate the 17th Floor Space no later than October 31, 2003 (the "VACATION DATE"); (ii) fully comply with all obligations under the Lease through the Vacation Date with respect to the 17th Floor Space, including those provisions relating to the condition of the Premises and removal of Tenant's personal property upon expiration of the Lease (which shall apply as if the Lease had expired as of the Vacation Date); (iii) leave behind, in addition to those improvements, fixtures and equipment Tenant is required to leave in the Premises in accordance with the Lease, thirty (30) "KNOLL REFF"work stations and one (1) wood work station located in the southeast corner of the 17th Floor Space, and Tenant hereby transfers all right, title and interest in such items to Landlord, fully as if by bill of sale, and represents and warrants that Landlord and its successors and assigns shall hold and enjoy the same free of claims by any other party; and (iv) continue to pay all Rent under the Lease through the Surrender Date, all of which shall be prorated on a per diem basis. Notwithstanding anything in this Amendment to the contrary, Tenant's sole obligation with regard to the 17th Floor Space during the period of time from the Vacation Date to the Surrender Date shall be the payment of Rent with respect thereto. Any undetermined charges may be billed to Tenant when determined (and Tenant's obligation to pay the same shall survive the Surrender), or Landlord may reasonably estimate such charges and require that Tenant pay the same within thirty (30) days after Landlord bills the same, subject to adjustment after the actual charges have been determined.

          3.2 Tenant acknowledges and agrees that Landlord, GMAC Mortgage Corp., a Pennsylvania corporation ("GMAC"), and their contractors shall have the right to access the 17th Floor Space at any time after the Vacation Date in order to prepare such space for occupancy by GMAC in accordance with that certain lease (the "GMAC LEASE") captioned "OFFICE LEASE," dated September 29, 1989, by and between Landlord and Koenig & Strey, Inc., an Illinois corporation (GMAC's predecessor-in-interest), as amended by that certain Expansion and Extension Agreement dated as of April 12, 1993, by that certain Second Expansion and Extension Agreement, dated as of November 18, 1998, by that certain letter agreement dated as of January 6, 2000, and by that certain Third Expansion and Extension and Relocation Agreement, dated on or about the same date hereof.

          3.3 Tenant represents to Landlord that it has not made any assignment, transfer, conveyance or other disposition of the Lease (with respect to the 17th Floor Space) or any interest in the 17th Floor Space except for that certain Temporary Use Agreement by and between GMAC and Tenant, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease (with respect to the 17th Floor Space) or the 17th Floor Space by any other party. Tenant represents that Tenant has not, at any time, done or suffered, and will not do or suffer, any act or thing whereby the 17th Floor Space or any part thereof is or may be in any way charged, affected or covered by any lien or claim, and shall indemnify and hold Landlord harmless from all liability, expenses, damages or costs arising from same, including without limitation attorneys' fees.

     4. BASE RENT. As of the Effective Date, Section 3 of the Lease shall be amended by deleting the rent payment table and inserting the following in its place:

          3.1 Base Rent for the 16th Floor Space shall be calculated as follows:

                           BASE RENT PER
                          SQUARE FOOT OF
           PERIOD         RENTABLE AREA      ANNUAL BASE RENT     MONTHLY BASE RENT
      -----------------------------------------------------------------------------
      10/1/03-9/30/04        $ 13.97           $ 338,716.62          $ 28,226.39
      10/1/04-9/30/05        $ 14.47           $ 350,839.62          $ 29,236.64
      10/1/05-9/30/06        $ 14.97           $ 362,962.62          $ 30,246.89
      10/1/06-9/30/07        $ 15.47           $ 370,085.62          $ 31,257.14
      10/1/07-9/30/08        $ 15.97           $ 387,208.62          $ 32,267.39
      10/1/08-9/30/09        $ 20.87           $ 506,014.02          $ 42,167.83
      10/1/09-9/30/10        $ 21.50           $ 521,289.00          $ 43,440.75
      10/1/10-9/30/11        $ 22.16           $ 537,291.36          $ 44,774.28
      10/1/11-9/30/12        $ 22.82           $ 553,293.72          $ 46,107.81
      10/1/12-9/30/13        $ 23.50           $ 569,781.00          $ 47,481.75

          3.2 Base Rent for the 17th Floor Space shall be calculated as follows:

                          BASE RENT PER
                          SQUARE FOOT OF
           PERIOD         RENTABLE AREA      ANNUAL BASE RENT     MONTHLY BASE RENT
      -----------------------------------------------------------------------------
      10/1/03-12/31/03       $ 13.97           $ 287,544.51          $ 23,962.04

          3.3 Base Rent for the 10th Floor Expansion Space shall be calculated as follows:

                            BASE RENT
                          PER SQUARE FOOT
           PERIOD         OF RENTABLE AREA   ANNUAL BASE RENT     MONTHLY BASE RENT
      -----------------------------------------------------------------------------
      12/1/03-9/30/04          $ 15.50         $  77,500.00          $ 6,458.33
      10/1/04-9/30/05          $ 15.97         $  79,850.00          $ 6,654.17
      10/1/05-9/30/06          $ 16.45         $  82,245.50          $ 6,853.79
      10/1/06-9/30/07          $ 16.94         $  84,717.50          $ 7,059.79
      10/1/07-9/30/08          $ 17.45         $  87,241.00          $ 7,270.08
      10/1/08-9/30/09          $ 17.97         $  89,867.50          $ 7,488.96
      10/1/09-9/30/10          $ 18.51         $  92,545.50          $ 7,712.13
      10/1/10-9/30/11          $ 19.07         $  95,326.50          $ 7,943.88
      10/1/11-9/30/12          $ 19.64         $  98,210.50          $ 8,184.21
      10/1/12-9/30/13          $ 20.23         $ 101,146.00          $ 8,428.83

     5.   ADDITIONAL RENT. Article 4 of the Lease is hereby amended as follows:

          5.1  Section 4.2.1 is hereby deleted in its entirety.

          5.2 As of the Effective Date, Section 4.2.4 of the Lease shall be amended by changing "Tenant's Pro Rata Share" from 8.89% to 9.88%, based upon the increase in square footage of the Premises as provided in Paragraph 2.1 above. As of the Surrender Date, Section 4.2.4 of the Lease shall be amended by changing "Tenant's Pro Rata Share" from 9.88% to 5.80%, based upon the decrease in square footage of the Premises as provided in Paragraph 2.3 above.

          5.3 Section 4.3 of the Lease shall be amended by deleting the first sentence thereof and inserting the following in its place: "Commencing with the Effective Date, Tenant shall pay to Landlord or Landlord's agent as Additional Rent, in addition to the Base Rent required by Paragraph 3 hereof, an amount ("EXPENSE ADJUSTMENT AMOUNT") equal to Tenant's Pro Rata Share of the Operating Expenses (subject to adjustment pursuant to Subparagraph 4.4 hereof) incurred with respect to each Calendar Year." In addition, all references to the term "Base Year" contained in the Lease shall be deleted.

     6. TEMPORARY SPACE. Landlord shall provide Tenant with approximately 6,000 rentable square feet of temporary space, Rent free, on the south side of the 11th floor of the Building as shown on EXHIBIT B attached hereto (the "TEMPORARY SPACE"), for a period not to exceed three (3) months, beginning on a date between September 1, 2003 and September 30, 2003, to accommodate Tenant while Tenant reconstructs the 16th Floor Space and the 10th Floor Expansion Space. Upon the expiration of Tenant's occupancy of the Temporary Space, Tenant shall surrender and restore the Temporary Space to the condition existing at the beginning of Tenant's occupancy of the Temporary Space, ordinary wear and tear excepted. All of the other terms of the Lease and of this Amendment shall apply to Tenant's use and occupancy of any temporary space provided by Landlord pursuant to this Section 6.

     7. MODIFICATIONS TO RIDER ONE. Rider One of the Lease is hereby deleted in its entirety.

     8. MODIFICATIONS TO RIDER TWO. Rider Two of the Lease is hereby amended as follows:

          8.1 The first paragraph of Rider Two of the Lease shall be amended by deleting the first sentence thereof and inserting the following in its place:

               "During the Term of the Lease, provided that Tenant or an affiliate of Tenant is then leasing and occupying all of the 16th Floor Space, Tenant shall have a right of first opportunity to lease any portion of the 17th floor of the Building (the "OPPORTUNITY EXPANSION SPACE") prior to the Opportunity Expansion Space being leased to a third party (after the current tenancies expire) in an "as is" condition, on the same terms and provisions then in effect under the Lease, except that monthly Base Rent for the Opportunity Expansion Space shall be increased to reflect the Prevailing Rental Rate (and the other economic terms described in the last sentence in this paragraph shall also be taken into consideration to the extent set forth therein)."

          8.2 The first paragraph of Rider Two of the Lease shall be further amended by deleting the second sentence thereof in its entirety.

          8.3 The fourth paragraph of Rider Two of the Lease shall be amended by deleting the last sentence thereof and inserting the following in its place:

               "Tenant's right of first opportunity with respect to the Opportunity Expansion Space shall be subject and subordinate to the rights of GMAC Mortgage Corp., a Pennsylvania corporation ("GMAC"), and its successors, assigns or affiliates to lease the Opportunity Expansion Space granted pursuant to that certain lease captioned "OFFICE LEASE," dated September 29, 1989, by and between Landlord and Koenig & Strey, Inc., an Illinois corporation (GMAC's predecessor-in-interest), as amended by that certain Expansion and Extension Agreement dated as of April 12, 1993, by that certain Second Expansion and Extension Agreement, dated as of November 18, 1998, by that certain letter agreement dated as of January 6, 2000, and by that certain Third Expansion and

          Extension and Relocation Agreement, dated on or about the same date hereof (including but not limited to rights of such entities to renew their leases or occupancy agreements, whether pursuant to options to extend previously granted or otherwise)."

          8.4 The following paragraph shall be added to the end of Rider Two of the Lease:

               "The Opportunity Expansion Space shall be leased in its then existing, "as-is" condition and otherwise on the terms and conditions of this Lease, except (1) the rentable area of the Premises shall be increased by the rentable area of the Opportunity Expansion Space, (2) Tenant's Pro Rata Share shall be increased to reflect the addition of the Opportunity Expansion Space to the Premises, (3) the Base Rent due under this Lease shall be increased by an amount equal to the product of (x) the rentable square feet of the Opportunity Expansion Space and
          (y) the Prevailing Rental Rate applicable to the Opportunity Expansion Space, and (4) Tenant shall commence paying Rent for the Opportunity Expansion Space as of the date it begins occupying the Opportunity Expansion Space."

     9. MODIFICATIONS TO RIDER THREE. Rider Three of the Lease is hereby deleted in its entirety and replaced with the following:

                                   RIDER THREE
                             OPTION EXPANSION SPACE

     1. EXPANSION OPTION. Landlord hereby grants Tenant the option (the "OPTION EXPANSION") to lease between 4,000 rentable square feet and 6,000 rentable square feet of space, which space shall be located on one of floors nine through twenty of the Building (the "OPTION EXPANSION SPACE"), effective at such time as the Option Expansion Space is "available to lease," on the same terms and conditions in effect under the Lease, except that the monthly Base Rent with respect to the Option Expansion Space shall be the then Prevailing Rental Rate (as defined below). The precise amount of and the location of the Option Expansion Space shall be designated by Landlord. The term "available to lease" means the date that the Option Expansion Space is not subject to a lease for such space by any tenant of the Building. The Option Expansion Space must be available to lease at some time during the period beginning on April 1, 2008 and ending on March 31, 2009 (the "EXPANSION WINDOW"), the exact date (the "EXPANSION DATE") to be determined by Landlord. In the event that Tenant timely exercises the Option Expansion, the Option Expansion Space shall be added to and become a part of the Premises demised under this Lease, effective on the Expansion Date. The lease term of the Option Expansion Space shall be coterminous with the Term of the Lease, and shall expire on the Termination Date.

     Tenant shall give Landlord written notice ("TENANT'S NOTICE") of Tenant's desire to exercise the Option Expansion on or before August 1, 2007. Landlord shall respond to Tenant by written notice ("LANDLORD'S NOTICE"), which notice shall include Landlord's determination of the Expansion Date, the location of the Option Expansion Space, and the Prevailing Rental Rate, within thirty (90) days of receipt of Tenant's Notice. If Tenant elects to exercise the Option

Expansion, Tenant must deliver written notice thereof to Landlord within thirty
(30) days of Tenant's receipt of Landlord's Notice, otherwise Tenant shall be deemed to have waived its right to exercise the Option Expansion. If Tenant disputes Landlord's determination of the Prevailing Rental Rate, it shall so notify Landlord at the time it exercises the Option Expansion (but such dispute shall not affect such exercise). If Tenant fails to dispute Landlord's determination thereof, such determination shall be binding upon the parties. Time shall be of the essence with respect to Tenant's exercise of the Option Expansion.

     If the parties are unable to agree on the Prevailing Rental Rate within thirty (30) days after Tenant disputes Landlord's determination thereof, either party may request that the Prevailing Rental Rate be determined by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect. If the Prevailing Rental Rate is not determined until after the commencement of the lease for the Option Expansion Space, Tenant shall pay, as Rent, for the Option Expansion Space, until the Prevailing Rental Rate is determined, 110% of the amount of Rent then in effect under the Lease on a per rentable square foot basis (including Base Rent and all other charges). If the Prevailing Rental Rate is determined to be greater than such amount, Tenant shall pay Landlord, within thirty (30) days after written request therefor, the difference between the amount required by such determination of the Prevailing Rental Rate, and the amount theretofore paid by Tenant for the Option Expansion Space.

     2. CONDITIONS TO OPTION EXPANSION. Tenant's right to exercise the Option Expansion is subject to the following terms and conditions:

          2.1 PREVAILING RENTAL RATE. For purposes of this Rider Three, "PREVAILING RENTAL RATE" means the average per rentable square foot rental rate per month for all leases for comparable space and approximately the same number of months, executed by tenants in the Office Section for office space expansions during the six (6) months immediately prior to the date upon which such Prevailing Rental Rate is to become effective and payable under the terms of this Lease, where the rates for such expansions were not set in such leases, subject to reasonable adjustments for comparable space on more desirable, or less desirable, floors or areas of the Property. If no such comparable space has been leased during such six (6) month period, the rental rates used for purposes of this provision shall be adjusted to the rental rates for comparable leases in comparable Class A mixed use buildings in downtown Chicago, subject to the foregoing adjustments. In all cases, such rates shall be determined without regard to any free rent periods, improvement allowances, take-over lease obligations, or other economic incentives; however, any such economic incentives generally provided by Landlord in such comparable expansion leases shall also be provided to Tenant. In addition, if such comparable expansion leases include base years, stop levels or other provisions respecting taxes or operating expenses, or include any other economic provisions, such as but not limited to consumer price index provisions, utility reimbursements or fixed rent increases, the same shall be included in the expansion terms provided to Tenant.

          2.2 DELIVERY OF SPACE. If Tenant shall exercise the Option Expansion, Landlord does not guarantee that the Option Expansion Space will be available on the Expansion Date for the lease thereof for any reason beyond Landlord's reasonable control, including but not limited to hold over by existing tenants thereof. In such event, Rent with respect to the Option Expansion Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant's sole recourse. Tenant's exercise of the Option Expansion shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. The Option Expansion shall, at Landlord's election, be null and void, if Tenant has received a notice of default which has not been cured within the time period provided therefor under the Lease on the date Tenant exercises its rights hereunder or on the Expansion Date. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Option Expansion, then immediately upon such termination the right to lease the Option Expansion Space herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall a sublessee, or an assignee of less than the entire Lease or an assignee for a period which is less than the entire Term, have any right to exercise the Option Expansion granted herein. Tenant agrees that time in giving notices hereunder is of the essence of this provision.

          2.3 TERMS. The Option Expansion Space shall be leased in its then existing, "as-is" condition and otherwise on the terms and conditions of this Lease, except (l) the rentable area of the Premises shall be increased by the rentable area of the Option Expansion Space, (2) Tenant's Pro Rata Share shall be increased to reflect the addition of the Option Expansion Space to the Premises, (3) the Base Rent due under this Lease shall be increased by an amount equal to the product of (x) the rentable square feet of the Option Expansion Space and (y) the Prevailing Rental Rate applicable to the Option Expansion Space, and (4) Tenant shall commence paying Rent for the Option Expansion Space as of the Expansion Date.

          2.4 AMENDMENT TO LEASE. If Tenant timely exercises the Option Expansion as set forth herein, Landlord and Tenant shall execute an amendment to this Lease confirming the terms and conditions of this Lease applicable to the Option Expansion Space, provided that the execution of such an amendment shall not be a precondition to the effectiveness of Tenant's election to lease the Option Expansion Space.

     3. NO BROKER. Tenant represents that Tenant has dealt only with Insignia ESG as broker, agent or finder in connection with this Amendment and agrees to indemnify, defend and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment. Landlord shall be responsible for any commission or fee which may be payable to Insignia ESG up to an amount not to exceed $36,000.00. Landlord represents that Landlord has dealt only with Insignia ESG as broker, agent or finder in connection with this Amendment and agrees to indemnify, defend and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Landlord has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment. This paragraph is not intended to create any third party beneficiary rights, including but not limited to any rights in favor of Insignia ESG. Landlord acknowledges that it is responsible for the payment of the commission of USI Real Estate Brokerage Services, Inc. which is due and payable in connection with the GMAC Lease.

     4. WHOLE AGREEMENT. This Amendment sets forth the entire Agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern and control. Except as expressly amended herein, the original terms and conditions of the Lease remain in full force and effect.

     5. NOT AN OFFER. Neither party shall be bound by this Amendment until Landlord and Tenant both have executed and delivered the same to our other party.

     6. CAPITALIZED TERMS. All Capitalized Terms defined herein shall have the meanings attributed to them in the Lease.

     7. TRUST CLAUSE. It is expressly understood and agreed that this Amendment is executed on behalf of LaSalle Bank National Association, not personally but as Trustee as aforesaid, in the exercise of the power and authority conferred upon and invested in it as such Trustee, and under the direction of the beneficiaries of that certain Trust Agreement specified above. It is further expressly understood and agreed that LaSalle Bank National Association, as Trustee as aforesaid, has no right or power whatsoever to manage, control or operate said real estate in any way or to any extent and is not entitled to collect or receive for any purpose, directly or indirectly, the rents, issues, profits or proceeds of said real estate or any lease or sale or any mortgage or any disposition thereof. Nothing in this Amendment contained shall be construed as creating any personal liability or personal responsibility of the Trustee or any of the beneficiaries of the Trust, and, in particular, without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either expressly or impliedly herein contained, or to keep, preserve or sequester any property of said Trust or for said Trustee to continue as said Trustee; and that so far as the parties herein are concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the Trust estate from time to time subject to the provisions of said Trust Agreement for payment thereof, Tenant hereby expressly waiving and releasing said personal liability and personal responsibility on behalf of itself and all persons claiming by, through or under Tenant.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNSSS WHEREOF, Landlord and Tenant have executed this Amendment as of the year and date above first written.

                                   LANDLORD:

                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   As Trustee aforesaid and not personally


                                   By: /s/ Kathleen E. Shields
                                       -----------------------------------
                                   Print Name: Kathleen E. Shields
                                               ---------------------------
                                   Title: Trust Officer
                                          --------------------------------


                                   TENANT:

                                   STANDARD PARKING CORPORATION,
                                   a Delaware corporation


                                   By:  [Illegible]
                                        ----------------------------------
                                   Print Name: [Illegible]
                                               ---------------------------
                                   Title: Senior Vice President
                                          --------------------------------

                                    EXHIBIT A

                           10TH FLOOR EXPANSION SPACE

                                  [FLOOR PLAN]

                                    EXHIBIT B

                           11TH FLOOR TEMPORARY SPACE

                                  [FLOOR PLAN]